Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

DUKES AEROSPACE, INC.

FIRST: The name of the Corporation is Dukes Aerospace, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 5,000 (5,000) shares, all of which shall be Common Stock, $0.01 par value.

FIFTH: The name and mailing address of the sole incorporator is as follows:

Name	Mailing Address

Dennis B. Angers	Baker & Hostetler LLP
3200 National City Center
1900 East 9th Street
Cleveland, OH 44114

SIXTH: The Board of Directors is authorized to make, alter or repeal the Bylaws of the Corporation.

SEVENTH: Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to be voted at an election of directors.

EIGHTH: Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the By-laws of the Corporation, or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-laws so provide.

NINTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

TENTH: A director of this Corporation shall not be personally liable to this Corporation or its shareholders for monetary damages for a breach of the director’s fiduciary duty, except in the event of any of the following:

(a)	A breach of the director’s duty of loyalty to the Corporation or its shareholders;

(b)	Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

(c)	A violation of Section 174 of the General Corporation Law of the State of Delaware; and

(d)	A transaction from which the director derived an improper personal benefit.

ELEVENTH:

(a) Right to Indemnification. Except as prohibited by law, every director and officer of the Corporation shall be entitled as of right to be indemnified by the Corporation against all expenses and liability (as those terms are defined below in this Section) incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or other, or whether brought by or against such person or by or in the right of the Corporation or otherwise, in which such person may be involved, as a party or otherwise, by reason of such person being or having been a director or officer of the Corporation or a subsidiary of the Corporation or by reason of the fact that such person is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as an “Action”); provided, however, that no such right to indemnification shall exist with respect to an Action brought by an indemnitee (as defined below) against the Corporation (an “Indemnitee Action”) except as provided in the last sentence of this Section. Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or a subsidiary of the Corporation or to another such entity at the request of the Corporation to the extent the Board of Directors of the Corporation at any time designates any of such persons as entitled to the benefits of this Article. As used in this Article, “indemnitee” includes each director and officer of the Corporation and each other person designated by the Board of Directors of the Corporation as entitled to the benefits of this Article; “expenses” means all expenses actually and reasonably incurred, including fees and expenses of counsel selected by an indemnitee; and “liability” means all liability incurred, including the amounts of any judgments, excise taxes, fines or penalties and any amounts paid in settlement. An indemnitee shall be entitled to be indemnified pursuant to this Article against expenses incurred in connection with an Indemnitee Action if (i) the Indemnitee Action is instituted under Section

(c) of this Article and the indemnitee is successful in whole or in part in such Indemnitee Action, (ii) the indemnitee is successful in whole or in part in another Indemnitee Action for which expenses are claimed or (iii) the indemnification for expenses is included in a settlement of, or is awarded by a court in, such other Indemnitee Action.

(b) Right to Advancement of Expenses. Every indemnitee shall be entitled as of right to have the expenses of the indemnitee in defending any Action or in bringing and pursuing any Indemnitee Action under Section (c) of this Article paid in advance by the Corporation prior to final disposition of the Action or Indemnitee Action, provided that the Corporation receives a written undertaking by or on behalf of the indemnitee to repay the amount advanced if it should ultimately be determined that the indemnitee is not entitled to be indemnified for the expenses.

(c) Right of Indemnitee to Bring Action. If a written claim for indemnification under Section (a) of this Article or for advancement of expenses under Section (b) of this Article is not paid in full by the Corporation within 30 days after the claim has been received by the Corporation, the indemnitee may at any time thereafter bring an Indemnitee Action to recover the unpaid amount of the claim and, if successful in whole or in part, the indemnitee shall also be entitled to be paid the expense of bringing and pursuing such Indemnitee Action. The only defense to an Indemnitee Action to recover on a claim for indemnification under Section (a) of this Article shall be that the conduct of the indemnitee was such that, under Delaware law, the Corporation is prohibited from indemnifying the indemnitee for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel and stockholders) to have made a determination prior to the commencement of such Indemnitee Action that indemnification of the indemnitee is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the conduct of the indemnitee was such that indemnification is prohibited by Delaware law, shall be a defense to such Indemnitee Action or create a presumption that the conduct of the indemnitee was such that indemnification is prohibited by Delaware law. The only defense to an Indemnitee Action to recover on a claim for advancement of expenses under Section (b) of this Article shall be failure by the indemnitee to provide the undertaking required by Section (b) of this Article.

(d) Funding and Insurance. The Corporation may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of all sums required to be paid by the Corporation to effect indemnification as provided in this Article. The Corporation may purchase and maintain insurance to protect itself and any indemnitee against any expenses or liability incurred by the indemnitee in connection with any Action, whether or not the Corporation would have the power to indemnify the indemnitee against the expenses or liability by law or under the provisions of this Article.

(e) Non-Exclusivity; Nature and Extent of Rights. The rights to indemnification and advancement of expenses provided for in this Article shall (i) not be deemed exclusive of any other rights, whether now existing or hereafter created, to which any indemnitee may be entitled under any agreement, provision in the Certificate of Incorporation or By-Laws of the Corporation, vote of stockholders or disinterested directors or otherwise, (ii) be deemed to create contractual rights in favor of each indemnitee who serves at any time while this Article is in effect (and each such indemnitee shall be deemed to be serving in reliance on the provisions of this Article), (iii) continue as to each indemnitee who has ceased to have the status pursuant to which the indemnitee was entitled or was designated as entitled to indemnification under this Article and inure to the benefit of the heirs and legal representatives of each indemnitee and (iv) be applicable to Actions commenced after this Article becomes effective, whether arising from acts or omissions occurring before or after this Article becomes effective. Any amendment or repeal of this Article or adoption of any By-Law of this Corporation or other provision of the Certificate of Incorporation of this Corporation that has the effect of limiting in any way the rights to indemnification or advancement of expenses provided for in this Article shall operate prospectively only and shall not affect any action taken, or any failure to act, by an indemnitee prior to such amendment, repeal, By-Law or other provision becoming effective.

(f) Partial Indemnity. If an indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses or liability incurred by the indemnitee in the preparation, investigation, defense, appeal or settlement of any Action or Indemnitee Action but not, however, for the total amount thereof, the Corporation shall indemnify the indemnitee for the portion of such expenses or liability to which the indemnitee is entitled.

THE UNDERSIGNED, being the incorporator above named for the purposes of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has signed this instrument the 20th day of November, 2009 and does thereby acknowledge that it is his act and deed and that the facts stated therein are true.

/s/ Dennis B. Angers
Dennis B. Angers, Sole Incorporator